Exhibit 99.1

Obalon Therapeutics Stockholders Special Meeting Adjourned to May 25, 2021

Urging all Shareholders to Vote For Proposals Related to Merger with ReShape LifeSciences Inc.

Meeting to be held via Webcast at 8:30 a.m. Pacific

SAN DIEGO, CA — May 18, 2021 — Obalon Therapeutics, Inc. (NASDAQ: OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable gas-filled intragastric balloon system for the treatment of obesity, announced that the special shareholders meeting for Obalon Stockholders (the “Special Meeting”) on May 13, 2021 was convened without a quorum and adjourned until Tuesday, May 25, 2021 at 8:30 a.m. PT to allow more time for stockholders to vote.

Regardless of the number of shares owned, all stockholders are encouraged to have their voices heard in relation to this imperative matter concerning their vested interests by voting prior to the Special Meeting. To achieve a quorum for the Special Meeting, a majority of voting power of the shares of Company stock entitled to vote must be present or represented by proxy.

Obalon stockholders as of the close of business on April 7, 2021, the record date for the special meeting, are eligible to vote and attend the virtual special meeting even if they do not currently hold those shares. The Obalon board of directors has recommended that the Obalon stockholders vote FOR each of the proposals.

All materials regarding the Obalon special meeting are available at www.virtualshareholdermeeting.com/OBLN2021SM.

Remember, Your Vote Is Important, No Matter How Many or How Few Shares You Own

HOW TO VOTE

Obalon urges all stockholders of record who have not yet voted to do so by following the instructions on their proxy card to vote by phone or online.

If you have questions or require assistance in voting your proxy, please call our proxy solicitor MacKenzie Partners toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com for assistance.

About Obalon Therapeutics, Inc.

Obalon Therapeutics, Inc. (NASDAQ: OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving Obalon Therapeutics, Inc. and ReShape Lifesciences Inc. Obalon filed a registration statement on Form S-4 (File No. 333-254841) with the SEC. The Registration Statement on Form S-4 was declared effective on April 13, 2021. The final joint proxy and consent solicitation statement/prospectus was filed with the SEC on April 13, 2021 and was first sent to the stockholders of Obalon and ReShape on or about April 13, 2021. The final joint proxy and consent solicitation statement/prospectus contains important information about Obalon, ReShape, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE FINAL JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the final joint proxy statement/prospectus and proxy card or voting instruction form by mail, stockholders will also be able to obtain the final joint proxy statement/prospectus, as well as other filings containing information about Obalon, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by directing a written request to: Obalon Therapeutics, Inc., 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008, Attention: Corporate Secretary.